Cumberland Pharmaceuticals Reports
23% Revenue Growth Year-to-Date

NASHVILLE, Tenn. (Tuesday, August 5, 2025) – Cumberland Pharmaceuticals Inc. (Nasdaq: CPIX), a specialty pharmaceutical company, announced today that its product portfolio of FDA-approved brands delivered combined net revenues of $10.8 million during the second quarter of 2025, a 10% increase over the prior year period. Year-to-date revenues for the first six months of the year totaled $22.6 million, representing an increase of 23% over the first half of 2024.
Cumberland ended the quarter with approximately $68 million in total assets, $40 million in liabilities and $28 million of shareholders’ equity.
“We have had a strong first half of the year, especially following the progress of our clinical development programs,” said Cumberland Pharmaceuticals CEO A.J. Kazimi. “We look forward to building on this success throughout the remainder of the year as we continue our mission of working together to provide unique products that improve the quality of patient care.”

RECENT COMPANY DEVELOPMENTS INCLUDE:
Vibativ® 4-Vial Starter Pak Now Available for Vizient Providers
Cumberland recently announced the availability of the Vibativ (telavancin) 4-Vial Starter Pak through a new supply arrangement with Vizient Inc., making it accessible to their health care providers nationwide.
As the country’s largest provider-driven health care performance improvement company, Vizient serves more than 65% of the nation’s acute care providers, including 97% of academic medical centers and 35% of the non-acute market. Through this agreement, Vizient members now have access to Vibativ’s new 4-vial configuration, which supports flexible treatment initiation in both inpatient and outpatient settings for this potentially life-saving therapy.
Pharmacokinetic Analysis Reinforces Vibativ Dosing Strategies
A comprehensive new pharmacokinetic analysis of Vibativ was published in Antimicrobial Agents and Chemotherapy in June 2025. The analysis utilizes data from over 1,200 patients across varied demographics and comorbidity profiles. The findings support optimized dosing strategies for patients with different infection severities and renal function levels, reinforcing Vibativ’s critical role in treating life-threatening gram-positive infections.

Ifetroban Clinical Studies
In June 2025, breakthrough findings from Cumberland’s Phase II FIGHT DMD trial, evaluating its ifetroban product candidate in patients with Duchenne muscular dystrophy ("DMD"), were presented at the Parent Project Muscular Dystrophy Annual Conference. The findings demonstrated that high-dose ifetroban delivered a 5.4% improvement in cardiac function in patients with DMD. The presentation also included additional biomarker data indicating reduced cardiac damage, which correlated with the clinical findings. These results position ifetroban as a potential treatment for DMD cardiomyopathy – the leading cause of death in these patients and a critical unmet medical need affecting 90% of DMD patients.
The top-line FIGHT DMD study findings were also selected for a late-breaking presentation at the Muscular Dystrophy Association’s Clinical & Scientific Conference in March 2025. In June 2025, Cumberland completed the comprehensive analysis of the study results, completed its clinical study report and submitted it to the FDA along with a request for an end-of-Phase II meeting.
Meanwhile, Cumberland has been evaluating its ifetroban product candidate in a Phase II clinical program in patients with Systemic Sclerosis. Enrollment in the study was completed this year, and Cumberland is monitoring the clinical sites in preparation to lock the database and begin evaluating the results.
In addition, Cumberland has a Phase II clinical study, the FIGHTING FIBROSIS™ trial, underway in patients with Idiopathic Pulmonary Fibrosis, the most common form of progressive fibrosing interstitial lung disease. Patient enrollment is now well underway in medical centers across the U.S. The study design includes both an interim safety analysis, as well as an interim efficacy analysis.
New Study Features Caldolor® (ibuprofen injection) for Older Patients
In May 2025, Cumberland announced the publication of its study investigating Caldolor (intravenous ibuprofen) in Clinical Therapeutics, demonstrating the product’s safety and efficacy for managing post-operative pain in patients 60 years of age and older. The analysis, encompassing over 1,000 older patients from comprehensive post-surgical studies, represents the first such evaluation in this vulnerable population, where traditional pain management options such as opioids carry increased risk.

FINANCIAL RESULTS:
Net Revenue: For the second quarter of 2025, net revenues were $10.8 million and included $2.8 million for Kristalose®, $3.1 million for Sancuso®, $2.7 million for Vibativ® and $1.6 million for Caldolor®.
Year-to-date 2025 net revenues were $22.6 million. Year-to-date net revenues by product were $6.2 million for Kristalose, $5.4 million for Sancuso, $4.1 million for Vibativ and $2.9 million for Caldolor.
Operating Expenses: Total operating expenses were $11.6 million for the second quarter of 2025 and $22 million for the first half of the year.
Net Income (loss): Year-to-date net income was approximately $516,000 and the second quarter net loss was approximately $741,000.
Adjusted Earnings: Adjusted earnings for the six months ended 2025 were $2.8 million, or $0.18 per diluted share.
Balance Sheet: At June 30, 2025, Cumberland had approximately $68 million in total assets, including $16 million in cash and cash equivalents. Liabilities totaled $40 million, including $5 million on the company’s credit facility. Total shareholders’ equity was $28 million on June 30, 2025.
EARNINGS REPORT CALL:
A conference call will be held today, August 5, 2025, at 4:30 p.m. Eastern Time to provide a company update and discuss the financial results.
The link to register is https://register-conf.media-server.com/register/BI0e0cfee6a381408fa7d3d939d82dfa04.
Registered participants can dial in from their phone using a dial-in and PIN number that will be provided to them. Alternatively, they can choose a “Call Me” option to have the system automatically call them at the start of the conference.
A replay of the call will be available for one year and can be accessed via Cumberland’s website or by visiting: https://edge.media-server.com/mmc/p/zpxz72fn.

ABOUT CUMBERLAND PHARMACEUTICALS:
Cumberland Pharmaceuticals Inc. is the largest biopharmaceutical company founded and headquartered in Tennessee and is focused on providing unique products that improve the quality of patient care. The company develops, acquires, and commercializes products for the hospital acute care, gastroenterology and oncology market segments. The company’s portfolio of FDA-approved brands includes:
•Acetadote® (acetylcysteine) injection, for the treatment of acetaminophen poisoning;
•Caldolor® (ibuprofen) injection, for the treatment of pain and fever;
•Kristalose® (lactulose) oral, a prescription laxative, for the treatment of constipation;
•Sancuso® (granisetron) transdermal, for the prevention of nausea and vomiting in patients receiving certain types of chemotherapy treatment;
•Vaprisol® (conivaptan) injection, to raise serum sodium levels in hospitalized patients with euvolemic and hypervolemic hyponatremia; and
•Vibativ® (telavancin) injection, for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia, as well as complicated skin and skin structure infections.
The company also has a series of Phase II clinical programs underway evaluating its ifetroban product candidate in patients with Duchenne Muscular Dystrophy, Systemic Sclerosis and Pulmonary Fibrosis.
For more information on Cumberland’s approved products, including full prescribing information, please visit the links to the individual product websites, which can be found on the company’s website at www.cumberlandpharma.com.

About Acetadote® (acetylcysteine) Injection
Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. For full prescribing and safety information, visit www.acetadote.com.
About Caldolor® (ibuprofen) Injection
Caldolor is indicated in adults and pediatric patients for the management of mild to moderate pain and the management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever. It was the first FDA-approved intravenous therapy for fever.
Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other non-steroidal anti-inflammatory drugs (NSAIDs) as well as patients with a history of asthma or other allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. For full prescribing and safety information, including boxed warning, visit www.caldolor.com.

About Kristalose® (lactulose) Oral Solution
Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing and safety information, visit www.kristalose.com.
About Sancuso® (granisetron) Transdermal System
Sancuso is the only skin patch approved by the FDA for the prevention of chemotherapy-induced nausea and vomiting (CINV) in patients receiving moderately and/or highly emetogenic chemotherapy. When applied 24 to 48 hours before receiving chemotherapy, the Sancuso patch slowly and continuously releases the medicine contained in the adhesive through clean and intact skin areas into the patient’s bloodstream. It can prevent CINV for chemotherapy regimens of up to five consecutive days. For full prescribing and safety information, visit www.sancuso.com.
About Vaprisol® (conivaptan hydrochloride) Injection
Vaprisol is an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol is contraindicated in patients with hypovolemic hyponatremia. The coadministration of Vaprisol with potent CYP3A inhibitors, such as ketoconazole, itraconazole, clarithromycin, ritonavir and indinavir, is contraindicated. For full prescribing and safety information, including boxed warning, visit www.vaprisol.com.

About Vibativ® (telavancin) for Injection
Vibativ is a patented, FDA-approved injectable anti-infective for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia and complicated skin and skin structure infections. It addresses a range of Gram-positive bacterial pathogens, including those that are considered difficult-to-treat and multidrug-resistant. Intravenous unfractionated heparin sodium is contraindicated with Vibativ administration due to artificially prolonged activated partial thromboplastin time (aPTT) test results for up to 18 hours after Vibativ administration. Vibativ is contraindicated in patients with a known hypersensitivity to telavancin. For more information, please visit www.vibativ.com.
ABOUT CUMBERLAND EMERGING TECHNOLOGIES:
Cumberland Emerging Technologies, Inc. (www.cet-fund.com) is a joint initiative between Cumberland Pharmaceuticals Inc., Vanderbilt University, LaunchTN and WinHealth. The mission of CET is to advance biomedical technologies and products conceived at Vanderbilt University and other regional research centers towards the marketplace.
CET helps manage the development and commercialization process for select projects, and provides expertise on intellectual property, regulatory, manufacturing and marketing issues that are critical to successful new biomedical products. CET’s Life Sciences Center provides laboratory space, equipment and infrastructure for CET’s activities and other early-stage life sciences ventures.

FORWARD LOOKING STATEMENTS:
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. Forward-looking statements include, among other things, statements regarding the Company’s intent, belief or expectations, and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should,” “seek,” “anticipate,” “look forward” and other comparable terms or the negative thereof. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s operation results. These factors include macroeconomic conditions, including rising interest rates and inflation, tariffs, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis, failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, natural disasters, public health epidemics, maintaining an effective sales and marketing infrastructure, and other events beyond the Company’s control as more fully discussed in its most recent annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (“SEC”), as well as the Company’s other filings with the SEC from time to time. There can be no assurance that results anticipated by the company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.
SOURCE: Cumberland Pharmaceuticals Inc.

Investor Contact:	Media Contact:
Shayla Simpson	Emily Kent
Cumberland Pharmaceuticals Inc.	Dalton Agency
(615) 255-0068	(540) 621-5448

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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$16,087,281	$17,964,184
Accounts receivable, net	10,316,911	11,701,466
Inventories, net	3,222,872	3,999,995
Prepaid and other current assets	1,578,265	2,786,513
Total current assets	31,205,329	36,452,158
Non-current inventories	9,526,122	11,005,499
Property and equipment, net	297,793	277,365
Intangible assets, net	15,988,232	17,973,449
Goodwill	914,000	914,000
Operating lease right-of-use assets	7,125,408	6,176,923
Other assets	2,850,265	2,784,016
Total assets	$67,907,149	$75,583,410
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13,446,531	$13,914,266
Operating lease current liabilities	386,077	356,508
Current portion of revolving line of credit	—	5,100,000
Other current liabilities	10,139,532	12,250,955
Total current liabilities	23,972,140	31,621,729
Revolving line of credit - long term	5,240,733	10,176,170
Operating lease non-current liabilities	4,714,183	4,939,739
Other long-term liabilities	6,301,166	6,299,795
Total liabilities	40,228,222	53,037,433
Equity:
Shareholders’ equity:
Common stock— no par value; 100,000,000 shares authorized; 14,959,937 and 13,952,624 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	51,441,398	46,821,425
Accumulated deficit	(23,451,603)	(23,967,931)
Total shareholders’ equity	27,989,795	22,853,494
Noncontrolling interests	(310,868)	(307,517)
Total equity	27,678,927	22,545,977
Total liabilities and equity	$67,907,149	$75,583,410

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net revenues	$10,837,363	$9,848,849	$22,550,418	$18,346,550
Costs and expenses:
Cost of products sold	2,011,389	1,710,944	3,437,103	3,286,486
Selling and marketing	4,223,647	4,248,401	8,455,627	8,402,989
Research and development	1,468,399	1,059,187	2,763,475	2,217,440
General and administrative	2,874,922	2,757,148	5,337,930	5,125,055
Amortization	1,006,484	1,099,857	2,011,814	2,210,518
Total costs and expenses	11,584,841	10,875,537	22,005,949	21,242,488
Operating income (loss)	(747,478)	(1,026,688)	544,469	(2,895,938)
Interest income	127,489	61,841	253,198	158,587
Interest expense	(109,547)	(126,347)	(273,349)	(244,873)
Income (loss) before income taxes	(729,536)	(1,091,194)	524,318	(2,982,224)
Income tax expense	(5,671)	(11,443)	(11,341)	(22,885)
Net income (loss)	(735,207)	(1,102,637)	512,977	(3,005,109)
Net loss (income) at subsidiary attributable to noncontrolling interests	(5,533)	17,025	3,351	(26,766)
Net income (loss) attributable to common shareholders	$(740,740)	$(1,085,612)	$516,328	$(3,031,875)
Earnings (loss) per share attributable to common shareholders
- basic	$(0.05)	$(0.08)	$0.03	$(0.21)
- diluted	$(0.05)	$(0.08)	$0.03	$(0.21)
Weighted-average shares outstanding
- basic	14,960,596	14,118,091	14,951,609	14,107,852
- diluted	14,960,596	14,118,091	15,274,134	14,107,852

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$512,977	$(3,005,109)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	2,065,502	2,290,130
Amortization of operating lease right-of-use assets	570,369	570,369
Share-based compensation	154,898	150,712
Increase (decrease) in non-cash contingent consideration	83,578	(442,321)
Increase in cash surrender value of life insurance policies over premiums paid	(40,507)	(101,538)
Noncash interest expense	10,723	8,654
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	1,384,555	(1,861,587)
Inventories, net	1,818,196	1,243,245
Other current assets and other assets	640,023	424,684
Operating lease liabilities	(440,442)	(429,064)
Accounts payable and other current liabilities	(2,018,925)	(1,925,886)
Other long-term liabilities	1,371	85,404
Net cash provided by (used in) operating activities	4,742,318	(2,992,307)
Cash flows from investing activities:
Additions to property and equipment	(74,116)	(48,799)
Net investment in manufacturing	(836,095)	—
Additions to intangible assets	(32,111)	(56,191)
Net cash used in investing activities	(942,322)	(104,990)
Cash flows from financing activities:
Proceeds from ATM offering, net	5,266,334	—
Borrowings on line of credit	—	22,000,000
Payments on line of credit	(10,035,437)	(18,692,552)
Cash settlement of contingent consideration	(654,757)	(813,478)
Payments made in connection with repurchase of common shares	(253,039)	(381,851)
Net cash (used in) provided by financing activities	(5,676,899)	2,112,119
Net decrease in cash and cash equivalents	(1,876,903)	(985,178)
Cash and cash equivalents at beginning of period	17,964,184	18,321,624
Cash and cash equivalents at end of period	$16,087,281	$17,336,446

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Reconciliation of Net Income (loss) Attributable to Common Shareholders to Adjusted Earnings (loss) and Adjusted Diluted Earnings (loss) Per Share
(Unaudited)

	Three months ended June 30,		Three months ended June 30,
	2025	2025	2024	2024
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net loss attributable to common shareholders	$(740,740)	$(0.05)	$(1,085,612)	$(0.08)
Less: Net (income) loss at subsidiary attributable to noncontrolling interests	(5,533)	—	17,025	—
Net loss	(735,207)	(0.05)	(1,102,637)	(0.08)
Adjustments to net loss
Income tax expense	5,671	—	11,443	—
Depreciation and amortization	1,033,918	0.07	1,139,445	0.08
Share-based compensation (a)	80,686	0.01	71,958	0.01
Interest income	(127,489)	(0.01)	(61,841)	—
Interest expense	109,547	0.01	126,347	0.01
Adjusted earnings (loss) and adjusted diluted earnings (loss) per share	$367,126	$0.02	$184,715	$0.01

Diluted weighted-average common shares outstanding:		15,288,344		14,227,139

	Six months ended June 30,		Six months ended June 30,
	2025	2025	2024	2024
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$516,328	$0.03	$(3,031,875)	$(0.21)
Less: Net (income) loss at subsidiary attributable to noncontrolling interests	3,351	—	(26,766)	—
Net Income (loss)	512,977	0.03	(3,005,109)	(0.21)
Adjustments to net income (loss)
Income tax expense	11,341	—	22,885	—
Depreciation and amortization	2,065,502	0.14	2,290,130	0.16
Share-based compensation (a)	154,898	0.01	150,712	0.01
Interest income	(253,198)	(0.02)	(158,587)	(0.01)
Interest expense	273,349	0.02	244,873	0.02
Adjusted earnings (loss) and adjusted diluted earnings (loss) per share	$2,764,869	$0.18	$(455,096)	$(0.03)

Diluted weighted-average common shares outstanding:		15,274,134		14,107,852

The Company provided the above adjusted supplemental financial performance measures, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations. These financial measures should be considered supplemental to, and not as a substitute for, financial information prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). The definition of these supplemental measures may differ from similarly titled measures used by others.
Because these supplemental financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the supplemental financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Cumberland's management believes these supplemental financial performance measures are important as they are used by management, along with financial measures in accordance with GAAP, to evaluate the Company's operating performance. In addition, Cumberland believes that they will be used by certain investors to measure the Company's operating results. Management believes that presenting these supplemental measures provides useful information about the Company's underlying performance across reporting periods on a consistent basis by excluding items that Cumberland does not believe are indicative of its core business performance or reflect long-term strategic activities. Certain of these items are not settled through cash payments and include: depreciation, amortization, share-based compensation expense and income taxes. Cumberland utilizes its net operating loss carryforwards to pay minimal income taxes. In addition, the use of these financial measures provides greater transparency to investors of supplemental information used by management in its financial and operational decision-making, including the evaluation of the Company's operating performance.
The Company defines these supplemental financial measures as follows:
•Adjusted Earnings (loss): Net income (loss) adjusted for the impact of income taxes, depreciation and amortization expense, share-based compensation, interest income and interest expense.
    (a)     Represents the share-based compensation of Cumberland.
•Adjusted Diluted Earnings (loss) Per Share: Adjusted Earnings (loss) divided by diluted weighted-average common shares outstanding.